          Exhibit 5.1 - Opinion of McGuireWoods LLP - Validity of the
                            Asset Backed Securities



                                 February 1, 2002



Tyler International Funding, Inc.
Third Floor, Suite 287
2 Reid Street
Hamilton HM 11
Bermuda

                      Circuit City Credit Card Master Trust
                             Asset Backed Securities
                       Registration Statement on Form S-3
                       ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Tyler International Funding, Inc., a Delaware corporation ("Tyler Funding"), and the Circuit City Credit Card Master Trust (the "Trust") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") registering Asset Backed Securities representing undivided interests in certain assets of the Trust (the "Securities"). As described in the Registration Statement, the Securities of a particular series will be issued pursuant to the Amended and Restated Master Pooling and Servicing Agreement dated as of December 31, 2001 (the "Pooling and Servicing Agreement") among Tyler Funding, as Transferor, First North American National Bank ("FNANB"), as Transferor under the Prior Agreement and as Servicer, and Bankers Trust Company, as Trustee (the "Trustee"), and a related Series Supplement to the Pooling and Servicing Agreement (a "Series Supplement") among Tyler Funding, as Transferor, FNANB, as Transferor under the Prior Agreement and as Servicer, and the Trustee.

     In connection with our engagement, we have made such legal and factual examinations and inquiries and have examined such corporate records, certificates and other documents as we have deemed necessary or advisable for purposes of this opinion. We are generally familiar with the actions required to be taken in connection with the proposed authorization, issuance and sale of any series of Securities.

     We express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia, the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that, when the Securities of a particular series have been duly authorized by appropriate corporate action, duly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and the related Series Supplement and delivered and sold as contemplated by the Registration Statement, such Securities will be legally issued, fully paid, non-assessable and binding obligations of the Trust and the holders of the Securities of such series will be entitled to the benefits of the Pooling and Servicing Agreement and the related Series Supplement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors' rights generally and the application of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuireWoods LLP under the caption "Legal Matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,


                                             /s/ McGuireWoods LLP